EXHIBIT 99.1


Cendant Consumates Previously Announced Convertible Notes Offering

NEW YORK, NY, Feb. 13, 2001 -- Cendant Corporation (NYSE: CD - news) today announced that it consummated the sale of $1,232,715,000 principal amount at maturity of zero-coupon senior convertible contingent notes due 2021 in a private offering through Lehman Brothers Inc.

The notes were offered at an initial offering price of $608.41 per $1,000 principal amount at maturity, with gross proceeds of approximately $750 million. The underwriter will also have a 30-day option to purchase up to an additional $246,543,000 principal amount at maturity of notes.

Each $1,000 principal amount at maturity note will be convertible into 33.4 shares of CD common stock if the closing price of CD common stock on the New York Stock Exchange exceeds specified levels or in the event Cendant's credit rating falls below investment grade or if Cendant calls the notes for redemption or engages in certain corporate transactions. The notes will not be redeemable by Cendant prior to February 13, 2004 but Cendant may be required to repurchase notes at the accreted value thereof, at the option of the holders, on February 13, 2004, 2009, or 2014. Cendant may choose to pay the purchase price for the foregoing repurchases in cash or shares of CD common stock.

Cendant will use the proceeds from this offering, as well as the equity offering previously announced, to consummate the acquisitions of Avis Group Holdings, Inc. and Fairfield Communities, Inc., reduce outstanding debt, and for general corporate purposes.

Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's core competencies include building franchise systems and providing outsourcing services. Cendant is among the world's leading franchisors of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. Cendant is also a provider of outsourcing solutions to its business partners including mortgage origination, employee relocation, customer loyalty programs, and vacation exchange services. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. With headquarters in New York City, the Company has approximately 28,000 employees and operates in over 100 countries.


Media Contact:
Elliot Bloom
212-413-1832


Investor Contacts:
Denise Gillen
212-413-1833

Sam Levenson:
212-413-1834